Exhibit 10.1
CSXT Form 1550 — Page 1
Revised May, 2006
Agreement No. CSX-059237
PRIVATE SIDETRACK AGREEMENT
THIS AGREEMENT, Made and effective as of April 2, 2008 by and between CSX TRANSPORTATION, INC., a Virginia corporation, whose mailing address is 500 Water Street, Jacksonville, Florida 32202, hereinafter called “Railroad,” and CARDINAL ETHANOL, LLC, a limited liability company of the State of Indiana, whose mailing address is 2 OMCO Square, Suite 201, P. 0. Box 501, Winchester, Indiana 47394, hereinafter called “Industry,” WITNESSETH:
1. PURPOSE:
1.1 The purpose of this Agreement is to detail the provisions of the construction, maintenance and use of Private Sidetrack Nos. QI-202(1), A, B, C, D, E, F, X0-1, XO-2, XO-3, XO-4, XO-5 and XO-6 between Mileposts Q1-201.98 and QI-202.52, for the tender and receipt of rail freight traffic for the account of Industry. The private sidetracks, which consist of the track structure (rails, ties and fastenings), ballast, grading, drainage structure, turnout, bumping post and other appurtenances (hereinafter collectively, the “Sidetrack”), are located at or near Harrisville, in the County of Randolph, State of Indiana, as shown on attached Plan No. C070012, dated September 20, 2007 and last revised as of March 25, 2008 (hereinafter the “Plan”).
2. OWNERSHIP AND CONSTRUCTION:
2.1 Railroad agrees to construct and shall own that portion of Track No. QI-202(1) from Point of Switch (hereinafter “P.S.”) in Railroad’s connecting mainline track at Valuation Station 10693+45.28 = 0+00 to Valuation Station 2+58 and from Valuation Station 10664+76.71=28+76.57 to Valuation Station 26+18.57, as shown on the Plan (hereinafter “Railroad’s Segment”). Industry agrees to construct and shall own the remainder of Track No. QI-202(1), and all of Track Nos. A, B, C, D, E, F, X0-1, XO-2, XO-3, XO-4, XO-5 and XO-6 (hereinafter, collectively, “Industry’s Segment”), as shown on the aforementioned Plan.
2.2 The construction of the Sidetrack shall be done in accordance with the provisions of the Railroad’s document entitled “Standard Guidelines and Specifications for the Design and Construction of Private Sidetracks,” as amended, supplemented or superseded (hereinafter the “Specifications”), which details the design, construction, clearance and similar requirements regarding the Sidetrack. Industry acknowledges receipt of a current copy of the Specifications, which are incorporated herein by reference.
2.3 Unless otherwise provided herein, all construction of the respective Segments of the Sidetrack will be done by or for Railroad and Industry at their sole expense, except that the grading, drainage and subballast for the entire Sidetrack will be constructed by and at the sole expense of Industry. Industry agrees: (A) to supply construction plans to Railroad for its review and approval; and (B) to bear all reconstruction expenses that may be incurred by its failure to follow the Specifications.

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Revised May, 2006
Agreement No. CSX-059237
2.4 Notwithstanding any other provision of this Agreement, Industry agrees to advance ONE MILLION NINETY SEVEN THOUSAND FOUR HUNDRED FIFTY AND 00/100 U.S. DOLLARS ($1,097,450.00) to Railroad to be applied to the expense of the construction of Railroad’s Segment and any signals, communication facilities, derail or other modifications to Railroad’s connecting mainline track.
2.5 Industry shall provide Railroad’s Chief Engineer with all plans and specifications for construction of Industry’s Segment to review prior to commencement of construction. Any modification or change Railroad requires in said plans shall be made, and any resultant increases in cost shall be assumed by Industry.
2.6 Industry, at its sole cost and expense, shall: (i) perform all grading, drainage and erosion control work; (ii) furnish and place subballast for Sidetrack; (iii) furnish all labor and material for and construct Industry’s Segment; and (iv) install suitable bumping posts at stub ends of Industry’s Segments.
2.7 If Industry fails to perform its work provided herein and Railroad performs same, or if Railroad at the request of Industry performs any other work in connection with the Sidetrack not provided for herein, Industry shall promptly pay to Railroad the cost thereof upon receipt of Railroad’s bill therefor. Such work shall not be eligible for refund.
2.8 Industry shall bear any and all expenses of reconstruction of Sidetrack necessitated by reason of failure of Industry or its contractor to adhere to constructions plans approved by Railroad.
2.9 “Refundable Item(s)” shall mean item(s) of cost or expense under Section 2.1. Only the costs for labor and material for the items above subballast are refundable, as follows: ballast, rails, spikes, ties, rail anchors, joint bars, tie plates, bolts, lock washers, signal and communication line changes (excluding any pole line changes necessary for turnout installation), and derails (if required).
2.10 Railroad shall refund: (1) the advance, as outlined in Section 2.4 to Industry at the of ONE HUNDRED AND 00/100 U.S. DOLLARS $100.00) per loaded railcar of outbound shipments of ethanol and dry distillery grain by Industry over the Sidetrack from which Railroad receives a minimum of ONE THOUSAND AND 00/100 U.S. DOLLARS ($1,000.00) of linehaul revenue for its portion of the movement of the railcar shipped from said Sidetrack during the five (5) year term beginning on the date that the Sidetrack is approved for service by Railroad (the “In Service Date”), subject to a maximum refund of $1,097,448.00, as approved by Railroad; and (2) the actual cost of Refundable Item(s), as determined by the statement of costs of Industry’s contractor, as approved by Railroad and as paid by Industry under Section 2.1; to Industry at the rate of SEVENTY FIVE AND 00/100 U.S. DOLLARS ($75.00) per loaded railcar of outbound shipments of ethanol and dry distillery grain by Industry over the Sidetrack and from which Railroad receives a minimum of ONE THOUSAND AND 00/100 U.S. DOLLARS ($1,000.00) of linehaul revenue for its portion of the movement of the railcar from said Sidetrack during the five (5) year term beginning on the date that the Sidetrack is approved for service by Railroad (the “In Service Date”), subject to maximum refund of ONE MILLION AND 00/100 U.S. DOLLARS ($1,000,000.00), as approved by Railroad. The total per car refund(s) shall be limited to the total combined amount of the construction cost in Section 2.1. Railroad and Industry shall keep a record of each car consigned to or from Industry during said five (5) year term. In the event of a dispute as to car count, Railroad’s records shall be final and conclusive as to computation.

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Revised May, 2006
Agreement No. CSX-059237
2.11 The term “Roadhaul Revenue” shall mean the revenue attributed to any shipment of goods in interstate commerce (excluding switch traffic) generated to Railroad or its affiliated CSX lines from traffic originated or terminated at Industry’s plant or facility served by the Sidetrack.
2.12 Industry must file claims in order to receive refunds. The claims must include the reporting marks of each railcar, whether the railcar was received or tendered by Industry and the date of receipt or tender. Claims may be filed annually on or after each anniversary of the In Service Date, except that Industry may file for a full refund if that amount is due prior to the fifth anniversary date. Claims not filed within 5 1/2 years from the In Service Date shall not be accepted and refund rights terminate for claims not filed by that date. The claims must be sent to the following address:
Manager — Contract Refunds
Finance Department-J650
CSX Transportation, Inc.
CSX H Building, 4th Floor
6735 Southpoint Drive, South
Jacksonville, Florida 32216-6177
3. GOVERNMENTAL REQUIREMENT(S):
3.1 Industry agrees, at its sole expense, to comply with all applicable laws and regulations and to obtain all necessary governmental permits, authorizations, orders and approvals (hereinafter collectively “Governmental Requirement(s)”) necessary for the construction, maintenance and use of the Sidetrack. Industry agrees to assume the cost of Railroad’s defense and to otherwise indemnify and hold Railroad harmless from Industry’s failure to comply with or to obtain the Governmental Requirement(s).
4. MAINTENANCE:
4.1 Railroad and Industry, at their own expense, shall inspect, maintain and renew their respective Segments of the Sidetrack: (A) in accordance with the Federal Railroad Administration’s Track Safety Standards, (49 C.F.R. Part 213); (B) and Railroad Worker Safety Regulations (49 C.F.R. Part 214); and (C) in a safe condition, consistent with the operating circumstances and amount of use. Prior to each entry of Industry upon Industry’s Segment of the Sidetrack for maintenance or renew purposes, Industry shall contact local representatives of Railroad’s Operating and Engineering Departments and obtain the agreement from those representatives for the dates and amount of time that Industry’s Segment will be out of service for such maintenance or renewal purposes. Additionally, both Industry and Railroad agree to keep their respective Segments free from debris, weeds, potholes, ice or snow, poles, temporary or permanent structures, other obstructions (Example: parked vehicles), and/or excavations. Railroad shall have the right, but not the duty, to inspect Industry’s Segment.

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Revised May, 2006
Agreement No. CSX-059237
5. CLEARANCES:
5.1 Industry agrees to provide and maintain: (A) the lateral clearance requirements (at least eight feet, six inches [8’6"] from either side of the centerline of the Sidetrack, as increased for flat curves, superelevated curves and approaches thereto); and (B) the vertical clearance requirements (at least twenty-two feet [22’01 above the top of the rail), both as detailed in the Specifications, for the entire length of the Sidetrack. Any clearance not in compliance with the foregoing is a “Close” clearance. Each party further agrees to provide and maintain increased lateral and/or vertical clearances, to the extent required by applicable statutes or regulations. Lateral and vertical clearances for power poles and lines must also comply with the National Electric Safety Code (NESC).
5.2 Notwithstanding the foregoing, Industry may maintain Close clearances if: (A) Industry obtains a waiver from any conflicting Governmental Requirement(s); and (B) plans for such Close clearances have been provided to Railroad and are not rejected within sixty (60) days after the date of receipt. Industry agrees to install, maintain and replace (at its sole expense) any warning signs or lighting or make other adjustments regarding such Close clearances as may be required by Railroad or any Governmental Requirement(s).
5.3 Any gate installed by Industry across the Sidetrack must provide an appropriate clearance, as provided in the Specifications, and must be equipped with a double-end bar haspso that Railroad may install its own lock. If Railroad is unable to open the gate to deliver or retrieve railcars. Industry shall reimburse Railroad for its costs of making an additional trip to the Sidetrack.
6. RIGHT-OF-WAY:
6.1 Industry is responsible for obtaining all necessary right-of-way (through ownership, easement, permit or otherwise), for its Segment of the Sidetrack that is not located on Railroad’s right-of-way. The width of such right-of-way must be, at a minimum, sufficient to provide for the Sidetrack and clearances, cuts, fills, drainage ditches, walkways or roads, as determined by Railroad.
6.2 Industry may use Railroad’s right-of-way for a portion of Industry’s Segment, if shown on the Plan. Such use, not to exceed six and one-half feet (6 1/2’) from either side of the centerline of the Sidetrack, is granted only for the Term of this Agreement. Industry acknowledges that such use is not adverse to Railroad’s title, and does not constitute the granting of any right, title, easement or license to Railroad’s right-of-way.

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Revised May, 2006
Agreement No. CSX-059237
6.3 Railroad may use Industry’s right-of-way for a portion of Railroad’s Segment, if shown on the Plan. Such use, not to exceed six and one-half feet (6 1/2’) from either side of the centerline of the Sidetrack, is granted only for the Term of this Agreement. Railroad acknowledges that such use is not adverse to Industry’s title, and does not constitute the granting of any right, title, easement or license to Industry’s right-of-way.
6.4 Industry shall not construct or allow the construction of any road (public or private), gate, tunnel, bridge, culvert, pit, gasoline, pipe or similar items on, over, under or along the entire Sidetrack or right-of-way without the written permission of Railroad. If Railroad’s permission is granted, Industry understands that a separate agreement might be necessary and that Industry shall be responsible for the construction, maintenance, repair and removal costs of the foregoing items and ancillary structures, unless otherwise stated therein.
6.5 Industry shall not block or permit the blockage of the sight view area of any road crossing over the Sidetrack.
7. RAIL SERVICE:
7.1. Railroad agrees, pursuant to the provisions of this Agreement, its tariffs, circulars, rules and rail transportation contracts, to operate over the Sidetrack in the delivery, placement and removal of railcars consigned to or ordered by Industry, at such times established by Railroad. Railroad may also use Industry’s Segment of the Sidetrack for its own general or emergency operating purposes, so long as such purposes do not materially affect the use of the Sidetrack for rail service to Industry. Industry agrees to abide by all applicable provisions of this Agreement and Tariffs CSXT 8100/8200 Series, including, without limitation, those addressing responsibility for and payment of demurrage and other accessorial charges. Railroad reserves the right to cancel the Agreement for any breach of such provisions.
7.2 Industry shall not permit the use of the Sidetrack by or for the account of third parties without the written consent of Railroad. If such use occurs without such consent, Industry assumes the same responsibilities, as stated in this Agreement for such use as if for its own account. Railroad shall not be required to provide rail service to such third parties.
7.3 Railroad shall be deemed to have delivered any railcar consigned to or ordered by Industry when such railcar has been placed on Industry’s Segment, so as to allow access by Industry, and Railroad’s locomotive has uncoupled from the railcar. At that time, Railroad shall be relieved of all liability as a common or contract carrier or as a bailee, and possession of the railcar and its contents shall be transferred to Industry. Similarly, any obligation of Railroad as a common or contract carrier or as a bailee shall not begin until it has coupled its locomotive to the loaded railcar and departed the Sidetrack.
7.4 Industry is responsible for all railcars and their contents while in Industry’s possession and assumes all responsibility for payment of all damage to any railcar and its contents that may occur during that time, even if caused by third parties.

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Revised May, 2006
Agreement No. CSX-059237
7.5 If Railroad is unable to deliver a railcar on the Sidetrack for loading or unloading due to the acts of Industry or any third party, then such railcar will be considered as constructively placed for demurrage purposes at the time of attempted delivery.
8. HAZARDOUS MATERIALS:
8.1 The following provisions apply when the Sidetrack is used for the delivery or tender of any dangerous, flammable, explosive or hazardous commodity (hereinafter “Hazardous Materials”), as determined by the U.S. Department of Transportation under the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801, et seq.) and the Hazardous Materials Regulations (49 C.F.R. Parts 170-179) issued thereunder, as amended from time to time.
8.2 No Hazardous Materials shall be placed: (A) on the Sidetrack (except railcar shipments); (B) within the clearance requirements established herein; or (C) within one hundred (100) feet of Railroad’s connecting mainline track.
8.3 Industry shall comply with all recommended practices of the Association of American Railroads and all Governmental Requirement(s) regarding the loading, unloading, possession, transfer and/or storage of Hazardous Materials, including but not limited to the installation and use of pollution abatement and control structures and other equipment that is prudent or required under such practices and/or Governmental Requirement(s).
8.4 In the event of a Hazardous Materials leak, spill, or release, Industry shall immediately notify the appropriate Governmental Response Center and Railroad’s Operations Center and, at its sole expense, take all appropriate steps to clean, neutralize and remove the spill.
9. ALTERATIONS:
9.1 Industry shall supply Railroad with construction plans of any addition, deletion or modification (hereinafter jointly the “Alterations”) to Industry’s Segment of the Sidetrack, and obtain Railroad’s written consent (which will not be unreasonably withheld) prior to making any Alterations.
10. SUSPENSION AND TERMINATION:
10.1 Railroad may temporarily suspend its operations over the Sidetrack if, in its sole opinion, the condition of Industry’s Segment of the Sidetrack is unsafe or if such operations would interfere with its common carrier duties. Railroad may impose the suspension orally, but shall also provide a written notice to Industry regarding such temporary suspension.
10.2 Either party may terminate this Agreement upon the default of the other party. The party claiming a default must provide the other party with notice. If the default is not corrected within thirty (30) days of the date of such notice, the party claiming default may terminate this Agreement upon written notice. Use of the Sidetrack by Railroad during any notice period shall not be considered as a waiver of any default claimed by it.

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Agreement No. CSX-059237
10.3 Industry understands that it must tender and/or receive a sufficient number of railcar shipments over the Sidetrack in order for Railroad to continue to keep Railroad’s Segment of the Sidetrack in place. Should Railroad determine that the number of railcar shipments is insufficient, Railroad may notify Industry and offer to continue to keep Railroad’s Segment in place in exchange for payment of an annual continuation charge from Industry. The amount of the continuation charge may vary from year to year. Industry shall have a period of thirty (30) days from the date of notice from Railroad within which to either accept or decline payment of the continuation charge. Should Industry decline to pay the continuation charge or not respond during the thirty (30) day period, then Railroad shall have the right to suspend service over the Sidetrack or to terminate this Agreement upon notice to Industry.
10.4 This Agreement will terminate, without the necessity of further notice, upon the abandonment of Railroad’s connecting mainline track.
10.5 Either party may terminate this Agreement, beginning five (5) years after the In Service Date by extending thirty (30) days’ notice to the other party.
10.6 Upon the termination of this Agreement, each party may remove any portion of its Segment that rests upon the right-of-way of the other party. If not removed within sixty (60) days after such termination, title to that remaining Segment will pass to the other party, who may then remove it and restore the underlying right-of-way at the expense of the prior owner.
11. LIABILITY AND INSURANCE:
11.1 Except as otherwise provided herein, any and all damages, claims, demands, causes of action, suits, expenses, judgments and interest whatsoever (hereinafter collectively “Losses”) in connection with injury to or death of any person or persons whomsoever (including employees, invitees and agents of the parties hereto) or loss of or damage to any property whatsoever arising out of or resulting directly or indirectly from the construction, maintenance, repair, use, alteration, operation or removal of the Sidetrack shall be divided between the parties as follows:
(A) Each party shall indemnify and hold the other party harmless from all Losses arising from the indemnifying party’s willful or gross negligence, its sole negligence and/or its joint or concurring negligence with a third party.
(B) The parties agree to jointly defend and bear equally between them all Losses arising from their joint or concurring negligence.
(C) Notwithstanding the foregoing, and irrespective of the sole, joint or concurring negligence of Railroad, Industry acknowledges that it is solely responsible for and agrees to indemnify and save Railroad harmless from all Losses arising from: (i) the failure of Industry to properly maintain its Segment of the Sidetrack; (ii) the construction, alteration or removal of the Sidetrack by

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Revised May, 2006
Agreement No. CSX-059237
Industry; (iii) the presence of a Close clearance on Industry’s Segment; or (iv) the explosion, spillage and/or presence of Hazardous Materials on its properties, facility or on Industry’s Segment, but only when such Losses would not have occurred but for the dangerous nature of the Hazardous Materials.
(D) Railroad may be the lessee/operator of the mainline track that connects with the Sidetrack. In that event, the indemnities from Industry to Railroad under this section shall also include the lessor/owner of such track.
11.2 Industry at its sole cost and expense, must procure and maintain in effect during the continuance of this Agreement, a policy of Commercial General Liability Insurance (CGL), naming Railroad, and/or its designee, as additional insured and covering liability assumed by Industry under this Agreement. A coverage limit of not less than THREE MILLION AND 00/100 U.S. DOLLARS ($3,000,000.00) Combined Single Limit per occurrence for bodily injury liability and property damage liability is required to protect Industry’s assumed obligations. The evidence of insurance coverage shall be provided to Railroad and endorsed to provide for thirty (30) days’ notice to Railroad prior to cancellation or modification of any policy. Mail CGL certificate, along with agreement, to CSX Transportation, Inc., Speed Code J180, 500 Water Street, Jacksonville, FL 32202. On each successive year, send certificate to Speed Code C907 at the address listed above.
If said CGL insurance policy(ies) do(es) not automatically cover Industry’s contractual liability during periods of survey, installation, maintenance and continued occupation, a specific endorsement adding such coverage shall be purchased by Industry. If said CGL policy is written on a “claims made” basis instead of a “per occurrence” basis, Industry shall arrange for adequate time for reporting losses. Failure to do so shall be at Industry’s sole risk.
Securing such insurance shall not limit Industry’s liability under this Agreement, but shall be security therefor.
11.3 Specifically to cover construction or demolition operations within fifty feet (50’) of any operated railroad track(s) or affecting any railroad bridge, trestle, tunnel, track(s), roadbed, overpass or underpass, Industry shall: (a) notify Railroad; and (b) require its contractor(s) performing such operations to procure and maintain during the period of construction or demolition operations, at no cost to Railroad, Railroad Protective Liability (RPL) Insurance, naming Railroad, and/or its designee, as Named Insured, written on the current ISO/RIMA Form (ISO Form No. CG 00 35 01 96) with limits of FIVE MILLION AND 00/100 U.S. DOLLARS ($5,000,000.00) per occurrence for bodily injury and property damage, with at least TEN MILLION AND 00/100 U.S. DOLLARS ($10,000,000.00) aggregate limit per annual policy period, with Pollution Exclusion Amendment (ISO CG 28 31 11 85) if an older ISO Form CG 00 35 is used. The original of such RPL policy shall be sent to and approved by Railroad prior to commencement of such construction or demolition. Railroad reserves the right to demand higher limits.

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Revised May, 2006
Agreement No. CSX-059237
At Railroad’s option, in lieu of purchasing RPL insurance from an insurance company (but not CGL insurance), Industry may pay Railroad, at Railroad’s current rate at time of request, the cost of adding this Agreement, or additional construction and/or demolition activities, to Railroad’s Railroad Protective Liability (RPL) Policy for the period of actual construction. This coverage is offered at Railroad’s discretion and may not be available under all circumstances.
12. ASSIGNMENT:
12.1 This Agreement may not be assigned without the written consent of either party, but shall be assumed by their successors through merger or acquisition. Industry may sell or assign its Segment of the Sidetrack and right-of-way upon notice to Railroad, but such transactions shall not affect this Agreement or carry any rights regarding any rail service described in this Agreement.
12.2 Notwithstanding the provisions of Sections 12.1 or 10.4, Railroad may assign this Agreement to any new owner or operator of its connecting mainline track.
13. MISCELLANEOUS:
13.1 Each provision of this Agreement is severable from the other provisions. If any such provision is ruled to be void or unenforceable, the remaining provisions will continue in full force and effect.
13.2 Other documents may also describe and cover a portion of the rail service and other provisions of this Agreement. Should any conflict arise between such other documents and this Agreement, Railroad may designate which provision will control.
13.3 The section captions in this Agreement are for the convenience of the parties and are not substantive in nature. All words contained in this Agreement shall be construed in accordance with their customary usage in the railroad industry.
13.4 The failure of either party to enforce any provision of this Agreement or to prosecute any default will not be considered as a waiver of that provision or a bar to prosecution of that default unless so indicated in writing.
13.5 All notices shall be in writing, shall be sent to the address contained in the introductory section and shall be considered as delivered: (A) on the next business day, if sent by telex, telecopy, telegram or overnight carrier; or (B) five (5) days after the postmark, if sent by first class mail.
13.6 The late payment of any charge due Railroad pursuant to this Agreement will result in the assessment of Railroad’s then standard late fee and interest charges at the rate of eighteen percent (18%) per annum, or at the highest lawful rate, until payment in full is received.
13.7 Industry agrees to reimburse Railroad for all reasonable costs (including attorney’s fees) incurred by Railroad for collecting any amount due under this Agreement.

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Agreement No. CSX-059237
14. INDUSTRY SWITCHING
14.1 Industry shall have the right to switch with its own trackmobile or locomotive power over its Segment of the Sidetrack under the terms hereof. However, in no event shall Industry perform any switching service or operate over Railroad’s Segment of the Sidetrack, or over any other trackage owned by Railroad. Any device used by Industry to move railcars on its Segment of the Sidetrack (whether trackmobile, locomotive or other) shall be disconnected from said railcars and locked and secured by Industry when not in use. Further, in consideration therefor, Industry assumes all risk of loss, damage, cost, liability, judgment and expense, (including attorneys’ fees) in connection with any personal injury to or death of any persons, or loss of or damage to any property, whether employees of either Industry or Railroad or third persons, or property of either Industry or Railroad or of other persons, that may be sustained or incurred in connection with, or arising from or growing out of, the operation of Industry’s trackmobile or locomotive power upon said Sidetrack.
15. ENTIRE UNDERSTANDING:
15.1 This Agreement constitutes the entire understanding of the parties, is to be construed under the laws of the state in which the Sidetrack is located, may not be modified without the written consent of both parties, and has been executed by their duly authorized officials.

Witness for Railroad:	CSX TRANSPORTATION, INC.

/s/ Bonnie S. Deekard	By:	/s/ Mark A. Gennette

	Print/Type Name:	Mark A. Gennette

	Print/Type Title:	Director Contract Management

Witness for Industry	CARDINAL ETHANOL, LLC

/s/ Jeffrey L. Painter	By:	/s/ Troy Prescott

Who, by the execution hereof, affirms that he/she has the authority to do so and to bind the Industry to the terms and conditions of this Agreement.

	Print/Type Name:	Troy Prescott

	Print/Type Title:	President

	Tax ID No.	20-2327916